Exhibit 99.3

AGREEMENT REGARDING FIDELITY BOND

This Agreement Regarding Fidelity Bond is dated effective as of the 21st day of June, 2018, by and among Fidus Investment Corporation (the “Company”), Fidus Mezzanine Capital, L.P. (the “Fund”) and Fidus Mezzanine Capital II, L.P. (collectively with the Company and the Fund, the “Insureds”).

WHEREAS, the Insureds are parties to that certain Financial Institution Bond No. MNN761007/01/2018, a joint insured fidelity bond issued by Axis Insurance Company in the amount of $5,000,000 (the “Bond”); and

WHEREAS, pursuant to Rule 17g-1(f) under the Investment Company Act of 1940 (the “1940 Act”), the Insureds desire to document their agreement regarding any future recovery due to either or both of the Insureds under the Bond;

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter set forth the Insureds hereby agree as follows:

Each of the Insureds acknowledges and agrees that in the event recovery of any amounts is received under the Bond as a result of a loss sustained by two or more of the Insureds, each Insured shall receive an equitable and proportionate share of the recovery, provided that, in the case of the Company and the Fund, such recovery shall be at least equal to the amount which the Company or the Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1) under the 1940 Act.

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IN WITNESS WHEREOF, the Insureds have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

FIDUS INVESTMENT CORPORATION

By:	/s/ Edward H. Ross
Name: Title:	Edward H. Ross Chief Executive Officer

FIDUS MEZZANINE CAPITAL, L.P.

By: Fidus Investment GP, LLC, its general partner

By: Fidus Investment Advisors, LLC, its manager

By:	/s/ Edward H. Ross
Name: Title:	Edward H. Ross Chief Executive Officer

FIDUS MEZZANINE CAPITAL II, L.P.

By: Fidus Investment GP, LLC, its general partner

By: Fidus Investment Advisors, LLC, its manager

By:	/s/ Edward H. Ross
Name: Title:	Edward H. Ross Chief Executive Officer